Exhibit 5.1

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	May 28, 2015	Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, North Carolina 27560

Re:	Charles & Colvard, Ltd. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 3,278,456 shares of the Company’s common stock, no par value per share (the “Shares”), for issuance pursuant to the Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Restated Articles of Incorporation of the Company, the Bylaws of the Company, as amended and restated, the Proxy Statements for the Company’s 2008 Annual Meeting of Shareholders and 2015 Annual Meeting of Shareholders, certified copies of resolutions of the board of directors of the Company and certain committees thereof, and such other documents and have considered such matters of law and fact, in each case, as we, in our professional judgment, have deemed appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers of the Company.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth below, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid and nonassessable.

Our opinion is limited to matters governed by the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction. Our opinion does not extend to compliance with federal and state securities laws relating to the sale of the Shares. We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our opinion expressed herein.

Charles & Colvard, Ltd.

May 28, 2015

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement and any amendments thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.